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                                                                 EXHIBIT 99.1


                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this report, the following factors should be considered carefully in evaluating the Company and its business. See also "Forward Looking Statements."

DEPENDENCE ON CERTAIN INDUSTRIES AND CUSTOMERS

         Quintiles' revenues are highly dependent upon the research and development and sales and marketing expenditures of the pharmaceutical and biotechnology industries. Quintiles has benefited to date from the growing tendency of pharmaceutical and biotechnology companies to engage independent outside organizations to conduct large clinical research and sales and marketing projects. Quintiles' operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of development or sales and marketing expenditures. Quintiles has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or customers. In 1997, 10 customers accounted for approximately 46% of Quintiles' consolidated net revenue. As pharmaceutical companies continue to outsource large projects and studies to fewer full-service global providers, the concentration of business could increase. Quintiles is likely to continue to experience such concentration in future years. The loss of a major project or any such customer could materially and adversely affect Quintiles.

MANAGEMENT OF GROWTH

         Quintiles has experienced rapid growth over the past 10 years. Quintiles believes that its sustained growth places a strain on operational, human and financial resources. In order to manage its growth, Quintiles must continue to improve its operating and administrative systems and to attract and retain qualified management, professional, scientific and technical personnel. Foreign operations may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. Quintiles has a transnational organizational structure, comprised of four service groups performing complementary functions, with a holding company performing management functions. While this transnational structure has successfully supported Quintiles' growth to date, Quintiles recently has completed a number of acquisitions, and there can be no assurance that this structure will continue to be effective. Failure to manage growth effectively could have a material adverse effect on Quintiles.

ACQUISITION RISKS

         Acquisitions involve numerous risks, including difficulties and expenses incurred in connection with the acquisition and the assimilation of the operations and services of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. Since January 1, 1998, Quintiles has completed several acquisitions, both within the United States and internationally. There can be no assurance that Quintiles' past and any future acquisitions will be successfully integrated into its operations. Quintiles reviews many acquisition candidates in the ordinary course of business, and Quintiles continually is evaluating new acquisition opportunities. Quintiles expects to continue to evaluate and compete for suitable acquisition candidates. There can be no assurance that Quintiles will successfully complete future acquisitions or that acquisitions, if completed, will contribute favorably to Quintiles' operations and future financial condition. Although Quintiles performs due diligence investigations on each company or business it seeks to acquire, there may be liabilities that Quintiles fails or is unable to discover for which Quintiles, as a successor owner, may be liable. Quintiles generally seeks to minimize its exposure to such liabilities by obtaining indemnification from each seller, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to offset fully the potential liabilities arising from the acquisitions.


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RISKS RELATING TO CONTRACT SALES SERVICES

         Outsourced contract sales services is a relatively new industry in some countries in which Quintiles does business. Quintiles believes that the contract sales industry emerged in the 1980s because of regulatory cost containment pressure on pharmaceutical companies. As a result, large pharmaceutical companies began to outsource their sales and marketing activities incident to product launch. There is a relatively low level of market penetration for outsourced sales and marketing services in many countries, including the United States. As such, companies in this industry are subject to all of the risks inherent in a new or emerging industry, including an inability to attract and retain customers, changes in the regulatory regime, an absence of an established earnings history, the availability of adequately trained sales representatives and additional and unforeseen costs and expenses.

COMPETITION; INDUSTRY CONSOLIDATION

         The market for Quintiles' contract research services is highly competitive, and Quintiles competes against traditional contract research organizations, the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. In sales and marketing services, Quintiles competes against the in-house sales and marketing departments of pharmaceutical companies and other contract sales organizations in each country in which it operates. Quintiles also competes against consulting firms offering healthcare consulting services and medical communications services, including boutique firms specializing in the healthcare industry and the healthcare departments of large firms. Expansion by these competitors into other areas in which Quintiles operates could affect Quintiles' competitive position. Increased competition may lead to price and other forms of competition that may affect Quintiles' margins. Consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to limit outsourcing to fewer organizations, has heightened the competition for contract research and contract sales services. As a result, consolidation also has occurred among the providers of contract research and contract sales services. If these consolidation trends continue, they may result in greater competition among the larger contract research and contract sales providers for customers and acquisition candidates.

LOSS OR DELAY OF LARGE CONTRACTS; VARIABILITY OF BACKLOG; FIXED PRICE NATURE OF CONTRACTS

         Most of Quintiles' contracts are terminable upon 15-90 days' notice by the customer. Although the contracts typically provide for payment of certain fees for winding down the project and, in some cases, a termination fee, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect Quintiles' future net revenue and profitability. In addition, Quintiles reports backlog based on anticipated net revenue from uncompleted projects which have been authorized by the customer. Backlog may be affected by a number of factors, including the variable size and duration of projects, many of which are performed over several years, the loss or delay of projects, or a change in the scope of work during the course of a project. There can be no assurance that backlog will be indicative of future results. Furthermore, since most of Quintiles' contracts for the provision of its services are fixed price, fixed price with variable components or fee-for-service subject to a cap, Quintiles bears the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on Quintiles.

IMPACT OF YEAR 2000

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or data corruption causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar business activities.


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         The Company's computing infrastructure is based upon industry standard systems. The Company is not dependent on large legacy systems and does not use mainframes. Many of the specially developed systems the Company uses have been developed within the past few years and are Year 2000 compliant.

         The Company has appointed a Year 2000 Project Team to conduct an assessment of the Company's operations worldwide from an internal, supplier and customer perspective. The assessment, which is currently in progress, addresses all computer systems, applications and any other systems that may be vulnerable to the Year 2000 Issue. As part of the assessment, the Company is preparing detailed plans to address Year 2000 Issues. The Company is utilizing both internal and external resources to implement the plans. The Company currently anticipates addressing all business critical systems during 1998 and will address follow-up issues and all remaining systems during 1999. The Company's assessment of Year 2000 Issues is ongoing and there can be no assurance that Year 2000 Issues or the costs of addressing them will not have a material impact on the Company's financial statements, business or operations.

DEPENDENCE ON PERSONNEL

         Quintiles relies on a number of key executives, including Dennis B. Gillings, Ph.D., its Chairman of the Board of Directors and Chief Executive Officer. Quintiles maintains key man life insurance on Dr. Gillings in the amount of $3 million. The loss of the services of any key executive could have a material adverse effect on Quintiles. In addition, Quintiles' performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. There can be no assurance that Quintiles will be able to continue to attract and retain qualified personnel.

POTENTIAL LIABILITY

         In connection with its provision of contract research services, Quintiles contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although Quintiles does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that Quintiles could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. In addition, as a result of its Phase I clinical trial facilities, Quintiles could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. Quintiles also could be held liable for errors or omissions in connection with the services it performs through each of its service groups. Quintiles believes that its risks are reduced by contractual indemnification provisions with customers and investigators, insurance maintained by customers and investigators and by Quintiles, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not fully protect Quintiles against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with customers and the terms and scope of such indemnification vary from customer to customer and from trial to trial. The financial performance of any of these indemnities is not secured. Therefore, Quintiles bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. Quintiles maintains professional liability insurance that covers worldwide territories in which Quintiles currently does business and includes drug safety issues as well as data processing errors and omissions. There can be no assurance that Quintiles will be able to maintain such insurance coverage on terms acceptable to Quintiles or that such insurance will cover all losses. Quintiles could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations.


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DEPENDENCE ON GOVERNMENT REGULATION

         Quintiles' contract research business has benefited from the extensive governmental regulation of the drug development process, particularly in the United States. In Europe, the general trend has been towards establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. Quintiles believes that the level of regulation is generally less burdensome outside the United States. From time to time legislation is introduced in the U.S. Congress to substantially modify regulations administered by the Food and Drug Administration ("FDA") governing the drug approval process. Changes in regulation in the United States or elsewhere, including mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures, could decrease the business opportunities available to Quintiles. In addition, the failure on the part of Quintiles to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on Quintiles.

UNCERTAINTY IN HEALTHCARE INDUSTRY AND POSSIBLE HEALTHCARE REFORM

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical, biotechnology and medical device industries. Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. Implementation of government healthcare reform may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies, which could decrease the business opportunities available to Quintiles. Management is unable to predict the likelihood of healthcare reform legislation being enacted or the effects such legislation would have on Quintiles.

EXCHANGE RATE FLUCTUATIONS

         Approximately 50.0%, 57.0%, and 60.1% of Quintiles' net revenue for the years ended December 31, 1997, 1996, and 1995, respectively, were derived from Quintiles' operations outside the United States. Quintiles' operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of Quintiles' foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the U.S. dollar will subject Quintiles to currency translation risk with respect to the reported results of its foreign operations. Also, Quintiles may be subject to foreign currency transaction risks when Quintiles' service contracts are denominated in a currency other than the currency in which Quintiles incurs expenses related to such contracts. Quintiles limits its foreign currency transaction risks through exchange rate fluctuation provisions stated in its contracts with customers, or Quintiles may hedge its transaction risk with foreign currency exchange contracts or options. There can be no assurance that Quintiles will not experience fluctuations in financial results from Quintiles' operations outside the United States, and there can be no assurance Quintiles will be able to contractually or otherwise favorably reduce its currency transaction risk associated with its service contracts.

VARIATION IN QUARTERLY OPERATING RESULTS

         Quintiles' results of operations have been and can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of start-up expenses for new offices, acquisitions, the completion or commencement of significant contracts, changes in the mix of services offered and foreign exchange fluctuations. Quintiles believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.


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VOLATILITY OF STOCK PRICE

         The market price of Quintiles' Common Stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions.




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